Execution Copy

FIRST AMENDMENT AND WAIVER

THIS FIRST AMENDMENT AND WAIVER (this "Amendment") dated as of December 9, 2016 to the Loan Agreement referenced below is by and among VERSAR, INC., a Delaware corporation (the "Borrower"), GEO-MARINE, INC., a Texas corporation, VERSAR INTERNATIONAL, INC., a Delaware corporation, J.M. WALLER ASSOCIATES, INC., a Virginia corporation, and VERSAR SECURITY SYSTEMS, LLC, a Florida limited liability company (each a "Guarantor" and collectively, the "Guarantors", and together with the Borrower, the "Loan Parties") and BANK OF AMERICA, N.A. (the "Bank"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement referred to below.

RECITALS

WHEREAS, the Bank has extended credit to the Borrower pursuant to that certain Loan Agreement dated as of September 30, 2015, by and between the Borrower and the Bank (as amended, modified and supplemented from time to time, the "Loan Agreement").

WHEARAS, certain defaults have occurred and are continuing under the Loan Agreement as set forth on Schedule A hereto (the "Existing Events of Default").

WHEREAS, the Loan Parties have requested that the Bank waive the Existing Events of Default and make certain modifications to the Loan Agreement.

WHEREAS the Bank has agreed to do so, but only pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Estoppel, Acknowledgement and Reaffirmation. The Borrower hereby acknowledges and agrees that, as of December 8, 2016, (a) the aggregate principal amount of the Revolving Facility outstanding under the Loan Agreement was $11,249,644; (b) the aggregate amount of Letters of Credit issued under the Loan Agreement was not less than $472,000; and (c) the aggregate amount of the Term Loan Facility outstanding under the Loan Agreement was $1,666,666.68, each of which amounts constitutes a valid and subsisting obligation of the Borrower to the Bank that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. The Borrower hereby acknowledges its obligations under the Loan Documents, reaffirms that each of the liens and security interests created and granted in or pursuant to the Loan Documents is valid and subsisting and agrees that this Amendment shall in no manner impair or otherwise adversely affect such obligations, liens or security interests, except as explicitly set forth herein.

2. Waiver of Existing Events of Default. The Bank hereby waives the Existing Events of Default; provided that the foregoing waiver shall not be deemed to modify or affect the obligations of the Loan Parties to comply with each and every other obligation, covenant, duty or agreement under the Loan Documents and all other instruments, documents and agreements issued, executed or delivered in connection with the Loan Documents, in each case as amended. This waiver is a one-time waiver and shall not be construed to be a waiver of, or in any way obligate the Bank to waive, any other Default or Event of Default under the Loan

Agreement and the other Loan Documents that have occurred or that may occur from and after the date hereof.

3. Amendments to the Loan Agreement. The Loan Agreement is amended as follows:

3.1 The following new definitions are added to Schedule 1.1 of the Loan Agreement in the appropriate alphabetical order:

"First Amendment and Waiver" means the First Amendment and Waiver to this Agreement dated as of December 9, 2016.

"Hanscom Contract" means Contract FA3002-08-D-0024 Delivery Order SH01 issued on September 27, 2016 by the AFLCMC/PZI – FA2835 contracting activity on behalf of Hanscom Air Force Base to the Johnson Controls Federal Systems/Versar Joint Venture.

3.2 The defined term "Consolidated EBITDA" in Schedule 1.1 of the Loan Agreement will be amended and restated in its entirety to read as follows:

"Consolidated EBITDA" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) net income for such period; plus (b) the following to the extent deducted in calculating net income for such period: (i) losses from discontinued operations and extraordinary items, (ii) losses from any sale or disposition of the PPS business, (iii) income tax expense, (iv) interest expense, (v) depreciation and amortization expense, (vi) non-cash stock compensation expense, (vii) non-cash losses resulting from mark to market adjustments of Swap Contracts, (viii) restructuring fees and expenses through June 30, 2017 in an amount not to exceed $1,000,000 in the aggregate, (ix) forbearance fees up to $281,000 incurred during the period ending December 31, 2016, and (x) expenses related to the pending Ft. Irwin litigation up to $350,000 in the aggregate, minus the following to the extent added in calculating net income for such period: (i) income or gains from discontinued operations and extraordinary items; (ii) non-cash adjustments based on GAAP requirements for recognizing losses associated with contract buy-ins or balance sheet items; and (iii) non-cash gains resulting from mark to market adjustments of Swap Contracts.

3.3 Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) During the Availability Period described below, the Bank will provide a line of credit to the Borrower (the "Revolving Facility"). The amount of the Revolving Facility is Thirteen Million Dollars ($13,000,000) (as such amount may be reduced from time to time, the "Revolving Facility Commitment").

3.4 Section 2.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

The interest rate applicable to the advances under the Revolving Facility is a rate per year equal to the LIBOR Daily Floating Rate plus 5.00%.

3.5 Section 3.3(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

The Borrower will repay the entire principal outstanding under the Term Loan Facility by September 30, 2017, provided however, Borrower shall be required to prepay the Term Loan Facility (a) on demand from the Bank, an amount equal to the cash collateral held to secure the letter of credit in the amount of $472,000 for the benefit of the Kuwait Oil Company; (b) within one (1) Business Day of receipt by any Loan Party in the amount of 100% of the cash collateral being held to secure any bonds for the Hanscom Contract; and (c) within one (1) Business Day of receipt of any federal tax refunds, an amount equal to the greater of (i) $325,000 or (ii) 50% of all of the Borrower's federal income tax refunds for the tax period ending [June 30, 2016]; provided that, if the federal tax refunds are received in more than one installment, the Borrower shall only be required to pay 50% of the federal tax refunds actually received until such time as all refunds have been received by the Borrower.

3.6 Section 3.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

The interest rate applicable to the advances under the Term Loan Facility is a rate per year equal to the LIBOR Daily Floating Rate plus 5.00%.

3.7 Section 7.3 of the Loan Agreement is hereby deleted in its entirety and is intentionally left blank.

3.8 Section 7.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Consolidated EBITDA. Maintain a Consolidated EBITDA in an amount not less than the amount set forth in the chart below for the applicable period then ending. This ratio will be calculated at the end of each Reporting Period, using the results of the period ending on the last day of such Reporting Period.

Period	Consolidated EBITDA
One quarter period ending December 31, 2016	($325,750)
Two quarter period ending April 1, 2017	$1,375,000
Three quarter period ending June 30, 2017	$1,275,000
Four quarter period ending September 29, 2017	$950,000
Four quarter period ending December 29, 2017	$600,000
Four quarter period ending March 30, 2018	$1,000,000
Four quarter period ending June 30, 2018	$1,000,000
Four quarter period ending September 30, 2018	$1,000,000

3.9 Section 7.5 of the Loan Agreement is hereby deleted in its entirety.

3.10 Section 7.6 of the Loan Agreement is hereby amended by deleting the reference to "1.25:1.0" and replacing it with "1.10:1.0."

3.11 A new Section 7.23 is added to the Loan Agreement to read as follows:

7.23 Financial Advisor Process. On or before December 15, 2016, the Borrower must engage a strategic financial advisor (the "Financial Advisor") satisfactory to the Bank, with a scope of duties and with a timeline for completion of a transaction and for milestones leading up to such transaction that is satisfactory to the Bank, to assist the Borrower in structuring and consummating a transaction which may include sales of assets or the raising of debt or equity capital sufficient, in each case, to replace or pay off in full all obligations under the Loan Documents with a timeline satisfactory to the Bank. The Borrower must comply with the specific milestones and deadlines for the Financial Advisor's services which milestones and deadlines must be agreed to between Borrower and the Bank contemporaneous with the engagement of the Financial Advisor (without waiver or modification unless previously agreed to in writing by Bank), and which timelines and milestones will include the consummation of any transaction or series of transactions upon such mutually agreed upon timetable. Borrower and Bank must agree upon such timetable for such a transaction or transactions on or before December 15, 2016. The Borrower agrees to report to the Bank achievement of each milestone on a timely basis but in no event more than three (3) Business Days after such achievement. Termination of the Financial Advisor, modification of the engagement letter with the Financial Advisor without prior written Bank consent or the failure to satisfactorily achieve and report achievement of any milestone to the Bank shall, in each case, constitute a violation of this Section 7.23.

3.12 A new Section 7.24 is added to the Loan Agreement to read as follows:

7.24 Bank Advisor. The Borrower agrees that Bank's financial advisor, Gulf Atlantic Capital Corporation (the "Bank Advisor") shall continue, at the Borrower's cost, to monitor the Borrower's financial condition consistent with past practice and make monthly progress updates to Bank. Each Loan Party will cause its officers, management teams, employees and the Financial Advisor to cooperate fully with the Bank Advisor, will provide any documents or information reasonably requested by the Bank Advisor promptly after such request and will otherwise cooperate with the Bank Advisor in the discharge of the Bank Advisor's duties to the Bank. The Loan Parties acknowledge that the reasonable costs and expenses incurred in retention of the Bank Advisor shall be part of the Secured Obligations and shall be reimbursed promptly by Borrower upon submission of all invoices or statements in respect of such fees, costs and expenses, provided that Borrower's agreement to reimburse such amounts pursuant to the terms of this Amendment shall be limited to $300,000 in the aggregate but such agreement shall not modify any limiting the provisions of the Loan Documents related to the Bank's fees, costs and expenses or related to outside advisors retained by or on behalf of the Bank.

3.13 A new Section 7.25 is added to the Loan Agreement to read as follows:

7.25 Chief Restructuring Officer. The Borrower has retained and agrees to continue the retention of H. Haywood Miller, III of Berkley Research Group, LLC (the "CRO"), at the Borrower's cost, to act as the Borrower's chief restructuring officer consistent with the existing engagement letter (the "Engagement Letter") between the CRO and the Borrower. The Loan Parties will not terminate or replace the CRO without the prior written consent of the Bank, will not amend the Engagement Letter without the prior written consent of the Bank, will not reduce the scope of duties of the CRO without the

prior written consent of the Bank and authorize the CRO to communicate directly with the Bank Advisor and the Bank regarding the Borrower and any other matters related to the CRO's engagement under the Engagement Letter.

3.14 Section 8.12(c) of the Loan Agreement is amended and restated in its entirety as follows:

(c) Not make any other payment of the JC Seller Earn Out from any collateral of the Bank or any proceeds of any loan made by the Bank, provided that the Loan Parties are permitted to make payments in respect of the JC Seller Earn Out so long as (i) the payments are made after receipt of the Borrower's federal tax refund for the tax period ending June 30, 2017, (ii) the payments are made as and when due (without prepayment) and (iii) the payments do not exceed $300,000 in the aggregate from and after the First Amendment Effective Date unless the Borrower's obligations to the Bank have been paid in full.

4. Amendment Fee / Warrants. As consideration for the Amendment, Borrower shall:

(a) pay an amendment fee of 0.50% of (i) the aggregate principal amount of the Term Loan Facility outstanding as of the Effective Date plus (ii) the commitments under the Revolving Facility in effect as of the Effective Date, which fee would be fully-earned, non-refundable, on the Effective Date and due and payable on the earlier of demand by the Bank after the occurrence of an Event of Default under the Loan Agreement or August 30, 2017 (the "Amendment Fee"); and

(b) within two weeks of the Effective Date, deliver ten year warrants for purchase of 10% of the fully diluted common stock of the Borrower with an exercise price of $.01 per share (the "Warrants") which Warrants will contain customary provisions for warrants issued by public companies and which may be exercised at any time after the earlier of an Event of Default under the Loan Agreement or August 30, 2017.

If all obligations under the Loan Documents are paid in full prior to August 30, 2017 and no Event of Default has occurred before such time, the Bank will return all Warrants, unexercised, and the Bank will waive and forgive the Amendment Fee.

5. Conditions Precedent. This Amendment shall be effective as of the date hereof (the "Effective Date") when, and only when, each of the following conditions shall have been satisfied or waived, in the sole discretion of the Bank:

(a) the negotiation, execution and delivery of definitive documentation for the Amendment on the terms and conditions set forth herein or otherwise satisfactory to the Bank;

(b) the Bank's receipt of such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Bank may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Amendment and Waiver and the other Loan Documents to which such Loan Party is a party;

(c) the Bank's receipt of the Remaining Installment of the Forbearance Fees (as such term is defined in the Sixth Forbearance Agreement dated as of November 30, 2016 by and between Bank and the Loan Parties); and

(d) the Bank's receipt of reimbursement from the Loan Parties for all reasonable and documented fees and costs (including without limitation reasonable fees and costs of counsel to the Bank and the Bank's financial advisor) incurred in connection with the Loan Documents and the Amendment through the Effective Date and invoiced one (1) Business Day prior to the Effective Date.

6. Amendment is a "Loan Document". This Amendment is a Loan Document and all references to a "Loan Document" in the Loan Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Loan Agreement) shall be deemed to include this Amendment.

7. Representations and Warranties. Each Loan Party represents and warrants to the Bank as follows:

(a) Other than the Existing Events of Default, no Event of Default exists under any of the Loan Documents on and as of the Effective Date.

(b) After giving effect to this Amendment, the representations and warranties of the Borrower contained in Article VI of the Loan Agreement are true and accurate on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date.

(c) Each Loan Party has the full power and authority to enter, execute and deliver this Amendment and perform its obligations hereunder, under the Loan Agreement and under each of the Loan Documents. The execution, delivery and performance by each Loan Party of this Amendment, and the performance by each Loan Party of the Loan Agreement and each other Loan Document to which it is a party, in each case, are within such Person's powers and have been authorized by all necessary corporate action of such Person.

(d) This Amendment has been duly executed and delivered by such Person and constitutes such Person's legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(f) The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its organization documents or (ii) materially violate, contravene or conflict with any laws applicable to it or its Subsidiaries.

(g) The Loan Parties' obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

8. Release. In consideration of the Bank' willingness to enter into this Amendment, each of the Loan Parties hereby releases and forever discharges to the Bank and each of its respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (hereinafter, all of the above collectively referred to as the "Bank Group") from any and all claims,

counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with this Amendment or any of the other Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to this Amendment or the other Loan Documents through the Effective Date of this Amendment, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any entity within the Bank Group.

9. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

10. Counterparts; Delivery. This Amendment may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

LOAN PARTIES:

VERSAR, INC.,
a Delaware corporation

By: ______________________
Name: Cynthia A. Downes
Title: EVP, CFO and Treasurer

GEO-MARINE, INC.,
a Texas corporation

By: ______________________
Name: Cynthia A. Downes
Title: Vice President and Treasurer

VERSAR INTERNATIONAL, INC.,
a Delaware corporation

By: ______________________
Name: Cynthia A. Downes
Title: Director

J.M. WALLER ASSOCIATES, INC.,
a Virginia corporation

By: ______________________
Name: Cynthia A. Downes
Title: Vice President and Treasurer

VERSAR SECURITY SYSTEMS, LLC,
a Florida limited liability company

By: ______________________
Name: Cynthia A. Downes
Title: Manager, Vice President and Treasurer

BANK:

BANK OF AMERICA, N.A.

By: /s/ Heather Strickland
Name: Heather Strickland
Title: Senior Vice President

Schedule A

Existing Events of Default

Borrower's failure to: (i) deliver the annual audited financial statements for the fiscal year ending July 1, 2016 as required by Section 7.2(a) of the Loan Agreement, (ii) deliver the compliance certificate for the period ending July 1, 2016 in accordance with Section 7.2(d) of the Loan Agreement; (iii) maintain a Consolidated Total Leverage Ratio of not greater than 3.25:1.0 for the fiscal quarters ending January 1, 2016, April 1, 2016, July 1, 2016 and October 1, 2016 as required pursuant to Section 7.3 of the Loan Agreement; (iv) maintain a Consolidated Senior Leverage Ratio of not greater than 2.75:1.0 for the fiscal quarters ending April 1, 2016, July 1, 2016 and October 1, 2016 as required pursuant to Section 7.4 of the Loan Agreement; and (iv) maintain a Consolidated Asset Coverage Ratio of at least 1.25:1:0 for the fiscal quarters ending April 1, 2016, July 1, 2016 and October 1, 2016 as required pursuant to Section 7.6 of the Loan Agreement.